EXHIBIT 10.1

2012 MANAGEMENT CASH INCENTIVE PLAN

Russ Pagano and **

Russ Pagano and ** shall each be provided the following milestone-based cash incentive bonus opportunities, totaling a maximum of up to $100,000:

(1)	A single cash incentive bonus based upon the date of the ABG Approval (as defined below), in the amount of:

(a)	Eighty thousand dollars ($80,000); provided that ABG Approval occurs on or before **; or

(b)	Fifty thousand dollars ($50,000); provided that ABG Approval occurs after **, but on or before **; or

(c)	Twenty thousand dollars ($20,000); provided that ABG Approval occurs after **, but on or before **;

wherein “ABG Approval” shall occur upon: (1) FDA Approval of Augment Bone Graft (“ABG”), (2) the approval by all requisite state governmental agencies that are required to sell ABG in at least **, and (3) filing for a manufacturer’s license in **l.

(2)	Twenty thousand dollars ($20,000); provided that on or before ** BioMimetic receives regulatory marketing approval to begin selling Augment® Bone Graft in all major markets in the European Union (“EU”), and BioMimetic receives the $10 million milestone payment from Luitpold under the November 1, 2010 agreement between BioMimetic and Luitpold entitled Amendment No. 1 to Agreement Terminating Research, Development and Marketing Agreement.

**	Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and has been filed separated with the Securities and Exchange Commission.